NEWS RELEASE
FOR IMMEDIATE RELEASE               Contact:      Robert Okin
                                                  Chief Financial Officer
                                                  201-217-1990 Ext. 305

                                                  Vince Daniels / John Nesbett
                                                  Lippert/Heilshorn & Associates
                                                  212-838-3777


CUNNINGHAM GRAPHICS INTERNATIONAL ACQUIRES BOSTON PRINTER

     JERSEY CITY, NJ - February 17, 1999 - Cunningham Graphics International, Inc. (NASDAQ NM: CGII) announced today that it has completed the acquisition of Boston Towne Press, Inc., a high quality, commercial printer.

     Boston Towne Press is a leading provider of printing and distribution services for major institutional customers in New England including mutual fund companies, insurance companies and many of the colleges and universities located in the area. The Company's facilities are strategically located within walking distance of the Boston financial district and are capable of increasing production without the need for additional investment in plant and equipment. John R. Henesey Jr., President of Boston Towne Press, will continue to direct the operations of the Company, as a subsidiary of Cunningham Graphics International.

     Management expects the acquisition of Boston Towne Press to be accretive to Cunningham Graphics International's 1999 earnings. Inclusive of this acquisition, Cunningham Graphics International's annualized revenues are in excess of $75 million. Terms of the transaction were not disclosed.

     Boston  Towne  Press  is   Cunningham   Graphics   International's   second
acquisition in the first two months of this year. The Company previously announced the acquisition of Workable Company Limited, a full service printing company with operations in Hong Kong and Singapore specializing in the printing of financial research reports.

     Michael Cunningham, Chairman and Chief Executive Officer of Cunningham Graphics, commented, "We are very pleased to establish our presence in the important New England market with the acquisition of this well-run, successful printing company that has demonstrated strong and consistent revenue and earnings growth. With the acquisition of Boston Towne Press,


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Cunningham  Graphics  International will now be able to provide customers in the
Boston area with its unique distribution and print technologies and capitalize on cross-selling opportunities."

     John R. Henesey Jr. commented, "All of us at Boston Towne Press are very excited to be part of the Cunningham Graphics International team. The exceptional growth, advancements in technology and worldwide distribution capabilities demonstrated by Cunningham Graphics International gives us a significant platform to continue to grow Boston Towne Press to new levels."

     Cunningham Graphics International continues to seek complementary operations in the United States, the United Kingdom and other international markets which possess attractive characteristics, including major customers with significant document needs, such as insurance companies, publishing companies and universities. The Company is targeting acquisition candidates with; (i)
annual net sales ranging from $3 to $25 million; (ii) attractive growth prospects within their respective markets; (iii) complementary technological capabilities; (iv) opportunities for economies of scale and synergies with existing operations; (v) a solid reputation with established customer relationships; and (vi) an experienced management team.

     The Company is also pursuing "tuck-in" acquisitions in the New York metro market as means to expand its existing operations, add product lines and services as well as expand its customer base. Consistent with this strategy, on February 3, 1999, Cunningham Graphics International acquired a 150,000 square foot facility in Jersey City, NJ for $5.5 million with the intent of consolidating its midtown New York and New Jersey operations into one facility.

     Cunningham continued, "Our pipeline of acquisition candidates remains full. We continue to be very responsible with our due diligence and selection process and are on track with our plans to close a number of additional transactions this year."

     Cunningham Graphics International provides time-sensitive printing and distribution, commercial printing, and outsourcing services to a blue-chip client base in the financial services, insurance and publishing industries. The Company currently operates in select international markets through its facilities in the United States, the United Kingdom, Hong Kong and Singapore. Graphic communication services provided by the Company include digital communications, document management, offset printing, digital printing, data output, bindery, fulfillment services, mailing services and outsource services.


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     This press release may contain  forward-looking  statements,  which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, continued demand for its services, the availability of raw materials, the impact of competitive services and pricing, risks in technology development, changing economic conditions and other risk factors detailed in the Company's filings with the Securities and Exchange Commission.

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